Exhibit 16.1

June 24, 2022

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the statement changes in and disagreements with accountants on accounting and financial disclosure included in the Registration Statement on Form S-1 of Genelux Corporation for the event that occurred on February 24, 2021, to be filed by this former client. We agree with the statements made in response in that disclosure insofar as they relate to our Firm.

Very truly yours,

/s/ BDO USA, LLP